Exhibit 2.1.2

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), effective November 13, 2014, is made and entered into by and between Lithia Motors, Inc., an Oregon corporation (“Buyer”), and DCH Auto Group (USA) Limited, a British Virgin Islands corporation (“Seller”).

A.     Buyer and Seller entered into the Stock Purchase Agreement, dated June 14, 2014, between Buyer and Seller (the “Agreement”). Any term capitalized but not defined in this Amendment shall have the meaning therefor set forth in the Agreement.

B.     Section 10.09 of the Agreement states that the Agreement may be amended by an agreement in writing signed by Buyer and Seller.

C.     Buyer and Seller wish to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, Buyer and Seller agree as follows:

SECTION 1

AMENDMENTS TO AGREEMENT

1.01     Section 1.02(c). The first sentence of Section 1.02(c) of the Agreement is hereby amended and restated in its entirety as follows:

“On or before November 22, 2014, Seller shall prepare, and may engage Seller’s Accountants to assist it in preparing, financial statements of the Company and its Subsidiaries consisting of an audited balance sheet dated as September 30, 2014 (the “Final Acquisition Balance Sheet”) and unaudited statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (in each case, without giving effect to the transactions contemplated herein).”

SECTION 2

MISCELLANEOUS

2.01     References. All references in the Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Agreement as amended by this Amendment.

2.02     Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

2.03     Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would result in this Amendment being governed by or construed in accordance with the internal laws of any jurisdiction other than the State of Delaware.

2.04     Counterparts. This Amendment may be executed and delivered in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Amendment to be executed as of the date first written above by their respective, duly authorized officers.

BUYER:

LITHIA MOTORS, INC.

By:

Name: Bryan DeBoer

Title: Chief Executive Officer

The parties hereto have caused this Amendment to be executed as of the date first written above by their respective, duly authorized officers.

SELLER:

DCH AUTO GROUP (USA) LIMITED

By:

Name: Shau-wai Lam

Title: Chief Executive Officer